Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The reverse share split described in Note 1 to the financial statements has not been consummated at February 11, 2019. When it has been consummated, we will be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers
San Diego, California
February 11, 2019

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S‑1 of Cibus Global, Ltd. of our report dated September 28, 2018, except for the effect of the reverse share split described in Note 1, as to which the date is [_____] relating to the financial statements of Cibus Global, Ltd., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
San Diego, California”